EXHIBIT 10.2

                               PROMISSORY NOTE

                                Atlanta, Georgia
                               As of July 30, 2002

     For value received, CRYOLIFE, INC., a corporation organized and existing under the laws of the State of Florida (the "Borrower"), promises to pay to the order of BANK OF AMERICA, N.A. (together with any holder hereof, the "Bank"), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), or such lesser amount as shall equal the unpaid principal amount of the Loan advanced by the Bank to the Borrower pursuant to the Loan Agreement referred to below, on the dates and in the amounts provided in the Loan Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Note on the dates and at the rate or rates provided for in the Loan Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., Commercial Loan Service Center, P.O. Box 45247, Jacksonville, Florida 32256-0771, or such other address as may be specified from time to time pursuant to the Loan Agreement.

     All loans and advances made by the Bank, the maturity date therefor, the interest rate from time to time applicable thereto, and all repayments of the principal thereof shall be recorded by the Bank and, such records of the Bank shall be deemed conclusive as to the information contained absent manifest error, subject to the rights of Borrower under the Loan Agreement; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the Obligations (as defined in the Loan Agreement) of the Borrower hereunder or under the Loan Agreement.

     This Note evidences the Line of Credit referred to in the Construction Loan and Permanent Financing Agreement dated as of April 25, 2000, as amended, by and between the Borrower and the Bank (as the same may be amended and modified from time to time, the "Loan Agreement"). Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the optional and mandatory prepayment and the repayment hereof and the acceleration of the maturity hereof.

     This is a revolving credit note. Borrower may borrow, repay and reborrow, and Lender may advance and readvance under this Note respectively from time to time, so long as the total indebtedness outstanding at any one time does not exceed the face principal amount hereof. Lender's obligation to advance or readvance under this Note shall be suspended if a Default or Event of Default exists.


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     IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly under seal, by its duly authorized officers as of the day and year first above written.

                               CRYOLIFE, INC., a Florida corporation


                               By:      /s/ D.A. Lee
                                  --------------------------------------------
                                     David Ashley Lee
                                     Vice President and Chief Financial Officer

                                        [CORPORATE SEAL]














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